EXHIBIT 99.1


          Syntax Brillian Corporation Reports Fourth-Quarter and Full Year Financial Results

        Record Revenue, Increased Gross Margins, and a Swing to
  Profitability Are among the Milestones Achieved During Fiscal 2007


    TEMPE, Ariz.--(BUSINESS WIRE)--Sept. 12, 2007--Syntax-Brillian Corporation (Nasdaq:BRLC), a leading designer, developer, and distributor of LCD and LCoS(TM) HDTVs and digital imaging products, today announced financial results for its fiscal 2007 fourth quarter and full year ended June 30, 2007.

    For the quarter ended June 30, 2007, Syntax-Brillian reported revenue of $205.3 million, up 243% from revenue of $59.8 million in the year-ago quarter. Full year revenue was $697.6 million, up 261% from revenue of $193.0 million for the year ended June 30, 2006.

    Net income in accordance with U.S. generally accepted accounting principles, or GAAP, for the quarter was $8.4 million compared with a net loss of $5.5 million for the fourth quarter of fiscal 2006. GAAP net income for the year ended June 30, 2007 was $29.8 million compared with a net loss of $18.9 million for the previous year.

    GAAP diluted net income per share was $0.11 for the fourth quarter of fiscal 2007 compared with a diluted net loss per share of $0.11 for the fourth quarter of fiscal 2006. Full year diluted net income per share was $0.48 compared with a diluted net loss per share of $0.46 for the fiscal year ended June 30, 2006.

    Adjusted EBITDA (as discussed below) for the fourth quarter of fiscal 2007 was $26.3 million compared with negative $580,000 for the fourth quarter of fiscal 2006. Adjusted EBITDA for the year ended June 30, 2007 was $75.6 million compared with negative $131,000 for the prior year.

    "We are extremely pleased with the company's performance for fiscal 2007," said Vincent F. Sollitto, Jr., Chairman and CEO of Syntax-Brillian. "The Olevia brand enjoys an outstanding reputation in performance and quality, and demand continues to exceed our sourcing capabilities. In addition, the response to the Vivitar founding sponsorship at the O2, an entertainment complex near the financial district in London, promises to increase demand and profitability of our digital camera products, especially in Europe. Unit shipments in the fourth-quarter exceeded our expectations as we experienced strong sell-through in our U.S. channels, aided in part by new retail partners as well as continued acceptance of the Olevia brand by consumers."

    Consolidated gross margins of 20.2% for the quarter ended June 30, 2007 represented an 800 basis point improvement from the fourth quarter of fiscal 2006. The gross margin improvement from the fiscal 2006 fourth quarter was a result of improvements in LCD gross margins from 18.6% in the June 2006 quarter to 24.1% in the June 2007 quarter as well as an overall increase in the amount of LCD revenue.

    In conjunction with its year-end closing, the Company completed its control assessment as required under section 404 of the Sarbanes-Oxley Act. In doing so two items were identified and revised on a year-to-date basis during the fourth quarter because their impact on net income for each of the quarters during 2007 was not material in total. We determined that our methodology to estimate warranty accruals did not adequately reflect information that had recently become available to better estimate the possible future exposure for warranty costs related to units which had already been sold.

    Using this newly available information resulted in the reversal of approximately $7.4 million of warranty expense which had been recorded in cost of sales through the third quarter of fiscal 2007. This accounted for approximately 360 basis points of improvement in our fourth quarter margins that may not be expected to recur in the future. This reduction in our warranty accrual was the result of lower-than-anticipated warranty claims, particularly in our national retail channels, where lower returns and warranty claims reflect, we believe, the ongoing improvement in the quality of our products.

    In addition, we also determined that the tax impact of dividends and accretion of discount on redeemable, convertible preferred stock, which are reported as interest expense under GAAP, cannot be treated as deductible in our income tax provision which resulted in approximately $5.9 million of income tax that should have been recorded through the third quarter of 2007 being recorded in the fourth quarter. This incremental income tax expense will not recur in future periods because at June 30, 2007 the redeemable, convertible preferred stock had all been redeemed. The increase in income tax expense, coupled with the decrease in warranty expense when taken on a net-of-tax basis, had an immaterial impact on the reported net income of prior quarters.

    Additionally, Syntax-Brillian completed its acquisition of Vivitar Corporation on November 21, 2006. Revenue for Vivitar for the three and twelve months ended June 30, 2007 was $14.6 million and $41.4 million, respectively.

    The merger of Syntax and Brillian was completed on November 30, 2005. Accordingly, the results of operations for the fiscal year ended June 30, 2006 include only the operations of Syntax prior to the merger.

    Syntax-Brillian ended the June 30, 2007 quarter with cash, cash equivalents, and short-term investments of $28.7 million; working capital of $238.6 million; and stockholders' equity of $315.5 million. At June 30, 2007, Syntax-Brillian had $78.1 million outstanding under its revolving credit lines.

    At June 30, 2007, accounts receivable and due from factor totaled $210.1 million for total days sales outstanding ("DSOs") of 93.2. This compares with 77.3 DSOs at June 30, 2006 and 124.8 DSOs at March 31, 2007. Included in accounts receivable at June 30, 2007 was $138.1 million of accounts receivable from South China House of Technology, or SCHOT, our distributor in Asia. At June 30, 2007, there were no invoices due from SCHOT that had been outstanding longer than the 120 day terms.

    Accounts receivable and due from factor, excluding the Asian receivables, totaled $72.0 million which represents approximately 60.5 DSOs at June 30, 2007 compared with 77.3 DSOs at June 30, 2006 and
46.7 DSOs at March 31, 2007.

    Inventory balances totaled $34.5 million at June 30, 2007, down from $39.8 million at March 31, 2007. At June 30, 2007, there were
19.2 days of cost of sales in inventory compared with 22.8 days at June 30, 2006 and 27.4 days at March 31, 2007.

    Accounts payable at June 30, 2007 totaled $71.6 million, which represented approximately 39.8 days of cost of sales compared with 6.8 days at June 30, 2006 and 86.8 days at March 31, 2007.

    Highlights for the quarter ended June 30, 2007

    The highlights and accomplishments for the quarter ended June 30, 2007 include the following:

    -- Fiscal fourth quarter revenue of $205.3 million, a 243% increase over last year's comparable quarter.

    -- Fiscal fourth quarter shipments of approximately 286,000 units, a 165% increase over the prior year comparable quarter.

    -- Increased gross margins by 800 basis points to 20.2% over the prior year period.

    -- Adjusted EBITDA of $26.3 million and $75.6 million for the three and twelve months ended June 30, 2007, respectively.

    --  Raised $143 million via a public offering of common stock.

    -- From the inception of our ESPN advertising campaign, brand awareness among males 18-49 has increased 473% and purchase consideration of non-HDTV owners who expect to purchase within 12 months has increased over 600%.

    -- Olevia featured in Target commercials and four color boxes will be featured on the retail floor.

    -- Olevia will be featured in Sears' NFL advertising campaign from August through December 2007.

    Business Outlook

    Syntax-Brillian also provided the following business outlook for its quarter ending September 30, 2007 and the calendar year ending December 31, 2007. The current business outlook is reflective of a severe tightening of credit in Asia that has significantly impacted the bank and other credit facilities of our supply chain partners. As a result of the tighter credit environment in Asia, we believe that the combined credit availability of our supply chain partners has been reduced by over $200 million. The current business outlook also reflects Syntax-Brillian's decision to take a more cautious approach to sales in Asia.

    For the quarter ending September 30, 2007, Syntax-Brillian anticipates revenue in the range of $170 million to $180 million, predominately from sales of LCD TVs on shipments of approximately 270,000 to 290,000 units. Gross margins for the quarter are anticipated to be in the range of 15% to 17%.

    For the calendar year ending December 31, 2007, Syntax-Brillian anticipates revenue in the range of $1.0 billion to $1.1 billion, and gross margins in the range of 16% to 18%.

    Conference Call

    Syntax-Brillian will host a conference call today, September 12, to discuss its fourth-quarter financial results and future outlook. The conference call may include forward-looking statements. The call will be Web cast and is scheduled to begin at 1:30 p.m. PDT (4:30 p.m.
EDT). The live audio broadcast and replay of the conference call can be accessed on Syntax-Brillian's Web site at www.syntaxbrillian.com under the Investor Relations section. Syntax-Brillian will provide an audio replay of this conference call on its Web site. No other audio replay will be available.

    About Syntax-Brillian Corporation

    Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world's leading manufacturers and marketers of LCD and LCoS(TM) HDTVs, digital cameras, and microdisplay entertainment products.

    The company's lead products include its Olevia(TM) brand (www.Olevia.com) high definition widescreen LCD and LCoS televisions -- one of the fastest growing global TV brands -- and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the company as a market leader in consumer digital entertainment products.

    Brillian, Vivitar, and LCoS are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.

    Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, expectations regarding revenue, unit shipments, and gross margins for the three months ending September 30, 2007 and the calendar year ending December 31, 2007; anticipated demand for and profitability of digital camera products; and the anticipated effect of the credit environment in Asia on the Company's business. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in markets for the Company's products; (b) changes in the market for customers' products; (c) the failure of the Company's products to deliver commercially acceptable performance; (d) the ability of the Company's management, individually or collectively, to guide the Company in a successful manner; and (e) other risks as detailed in Syntax-Brillian's Annual Report on Form 10-K/A for the fiscal year ended June 30, 2006 and subsequent filings with the Securities and Exchange Commission.



                     SYNTAX-BRILLIAN CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)
                (in thousands, except per share data)

                                Three Months Ended  Fiscal Year Ended
                                     June 30,            June 30,
                                ------------------  ------------------
                                  2007      2006     2007      2006
                                ---------  -------  --------  --------


Total net sales                $ 205,262  $59,807  $697,620  $192,990

Cost of sales                    163,828   52,523   573,155   169,096
                                ---------  -------  --------  --------
                                  41,434    7,284   124,465    23,894


Operating expenses:
  Selling, distribution and
   marketing                       5,160    2,867    19,796     8,319
  General and administrative      10,952    4,477    32,464    18,124
  Research and development         1,398    1,853     6,225     4,416
                                ---------  -------  --------  --------
                                  17,510    9,197    58,485    30,859

                                ---------  -------  --------  --------
    Operating income (loss)       23,924   (1,913)   65,980    (6,965)

  Interest and other expense,
   net                            (2,898)  (3,585)  (18,373)  (11,914)

                                ---------  -------  --------  --------
Income (loss) before income
 taxes                            21,026   (5,498)   47,607   (18,879)

Income tax expense                12,631        -    17,815         -

                                ---------  -------  --------  --------
Net income (loss)              $   8,395  $(5,498) $ 29,792  $(18,879)
                                =========  =======  ========  ========

Income (loss) per common
 share:
   Basic                       $    0.12  $ (0.11) $   0.51  $  (0.46)
                                =========  =======  ========  ========
   Diluted                     $    0.11  $ (0.11) $   0.48  $  (0.46)
                                =========  =======  ========  ========

Weighted average number of
 common shares:
   Basic                          71,874   48,580    58,685    40,978
                                =========  =======  ========  ========
   Diluted                        74,620   48,580    63,108    40,978
                                =========  =======  ========  ========




                     SYNTAX-BRILLIAN CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (unaudited)
                            (in thousands)
                                                    June 30,  June 30,
                                                      2007      2006
                                                    --------  --------
ASSETS
--------------------------------------------------

Current Assets:
  Cash and cash equivalents                        $  28,679 $  7,375
  Accounts receivable and due from factor, net       210,115   50,829
  Inventories                                         34,499   13,151
  Inventory deposits                                  78,253        -
  Deferred tax asset, current portion                 14,029    2,666
  Tooling deposit                                     65,253        -
  Other current assets                                 2,579    6,437
                                                    --------  --------
   Total current assets                              433,407   80,458

Property and equipment, net                           13,921   16,703
Intangible assets, net                                36,413   20,737
Goodwill                                              30,546    6,990
Deferred tax asset, long-term portion                 23,141        -
Other assets                                             377    1,461
Investments                                            1,540    1,307
                                                    --------  --------
          Total assets                             $ 539,345 $127,656
                                                    ========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------

Current Liabilities:
  Loans payable, bank                              $  78,139 $ 30,800
  Notes payable                                            -      650
  Current portion of redeemable, convertible
   preferred stock (net of $3,390 discount)                -    3,432
   Accounts payable                                   71,563    3,924
   Accrued rebates payable                                 -    4,043
   Accrued warranty                                   12,492    4,551
   Income taxes payable                               18,460       96
   Deferred income tax liability, current portion        232        -
  Other current liabilities                           13,903    5,540
                                                    --------  --------
   Total current liabilities                         194,789   53,036
                                                    --------  --------

Long-term debt (net of $2,635 discount)                    -    3,758
Redeemable convertible preferred stock (net of
 $3,390 discount)                                          -    3,432
Deferred tax liability, long-term portion             29,040    2,628

Commitments and Contingencies

Stockholders' Equity:
  Common stock                                            90       49
  Additional paid-in capital                         304,929   84,489
    Retained earnings (accumulated deficit)           10,056  (19,736)
  Accumulated other comprehensive income, net of
   tax                                                   441        -
                                                    --------  --------
     Total stockholders' equity                      315,516   64,802
                                                    --------  --------
      Total liabilities and stockholders' equity   $ 539,345 $127,656
                                                    ========  ========


    Use of Non-GAAP Financial Measures

    In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), Syntax-Brillian provides additional financial metrics that are not prepared in accordance with GAAP (non-GAAP). Recent legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. The Company believes that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our performance, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. The Company uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods. This measure is also used by the Company in its financial and operating decision-making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of our operating results as reported under GAAP.

    Syntax-Brillian defines "Adjusted EBITDA" as net income before interest, taxes, depreciation, amortization, and share-based compensation. Syntax-Brillian considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a good measure of the Company's historical operating trend.

    Adjusted EBITDA should be considered in addition to, not as a substitute for, the Company's operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.

    Reconciliation of Non-GAAP Financial Measures

    In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial metrics to the comparable GAAP measures.




                     SYNTAX-BRILLIAN CORPORATION
     RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
                             (unaudited)
                            (in thousands)

                                      Three Months      Fiscal Year
                                          Ended             Ended
                                        June 30,          June 30,
                                     ---------------  ----------------
                                      2007    2006     2007    2006
                                     ------  -------  ------  --------


Net income (loss)                   $ 8,395 $(5,498) $29,792 $(18,879)

Income tax expense                   12,631       -   17,815        -
Interest and other, net               2,898   3,585   18,373   11,914
Depreciation and amortization         1,855   1,005    6,376    2,474
Share-based compensation                525     328    3,248    4,360
                                     ------  -------  ------  --------
     Adjusted EBITDA                 26,304    (580)  75,604     (131)
                                     ======  =======  ======  ========



    CONTACT: Syntax-Brillian Corporation
             Wayne Pratt
             Executive Vice President, Chief Financial Officer
             602-389-8797
             wayne.pratt@syntaxbrillian.com